                         VIRAGEN, INC. AND SUBSIDIARIES
                EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE
                                  (UNAUDITED)




                                                                     THREE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                 1996                1995
                                                              ----------         -----------
PRIMARY AND FULLY DILUTED

Weighted average shares outstanding                           38,018,217          35,416,738
                                                             ===========         ===========

Net Loss                                                     $  (854,241)        $  (935,549)
Deduct required dividends on convertible preferred stock,
 Series A                                                            663                 863
Deduct required dividends on convertible preferred stock,
 Series B                                                      2,341,859                   -
                                                             -----------         -----------
Loss attributed to common stock                              $(3,196,763)        $  (936,412)
                                                             ===========         ===========
Net loss per common share after deduction for required
dividends on convertible preferred stock                     $     (0.08)        $     (0.03)
                                                             ===========         ===========



















                                       16